Exhibit 99.1

CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Properties, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: 484-532-7783	Ph: 212-415-6500

AMERICAN REALTY CAPITAL PROPERTIES, INC. SETS NASDAQ IPO CLOSING DATE

FOR IMMEDIATE RELEASE

New York, NY, August 24, 2011 – American Realty Capital Properties, Inc. (“ARCP”) announced today that it expects to complete the sale of its shares of common stock on or about September 1, 2011 and then close its offering, as scheduled, on September 6, 2011 with trading on The NASDAQ Capital Market to commence the following day.

ARCP is offering a minimum of 5,400,000 and maximum of 8,800,000 shares of common stock at a purchase price of $12.50 per share (subject to discounts as described in the prospectus) on a “reasonable best efforts” basis through its affiliated broker-dealer, Realty Capital Securities, LLC, and Ladenburg Thalmann & Co. Inc., the co-dealer manager of the offering.

American Realty Capital Properties, Inc. is a newly organized Maryland corporation focused on owning and acquiring single tenant freestanding commercial real estate properties subject to medium-term net leases with high credit quality tenants.

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This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

A registration statement relating to the offering of these securities has been filed with the SEC and declared effective.  The offering will be made only by means of a prospectus.  Copies of the prospectus for the offering may be obtained by contacting: Realty Capital Securities, LLC, Three Copley Place, Suite 3300, Boston, MA 02116, Tel: 1-877-373-3522 or Ladenburg Thalmann & Co., Inc., 520 Madison Avenue, 9th Floor, New York, New York 10022, Tel: 212.409.2400.

The statements in this press release that are not historical facts may be forward-looking statements.  These forward looking statements involve risks and uncertainties that could cause the outcome to be materially different.